Exhibit 99.2
COLONIAL
SAVINGS
Management's Assertion Concerning Compliance with USAP Minimum Servicing
Standards

November 10, 2004

As of and for the year ended September 30, 2004, Colonial Savings, F.A. has complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's Uniform Single Attestation Program for Mortgage
Bankers.

As of and for this same period, Colonial Savings, F.A. had in effect a fidelity bond and errors and omissions policy in the amount of $10,000,000.

/s/ Jim E. DuBose
Jim E. DuBose
President and Chief Executive Officer

/s/ Ben Dempsey
Ben Dempsey
Senior Vice President and Chief Financial Officer

2626A WEST FREEWAY, FORT WORTH, TEXAS 76102 OFFICE: 817-390-2000
www.colonialsavings.com